EXHIBIT 99.1

NEWS RELEASE

For Media, Contact:
Cynthia A. Shoop
Vice President, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-665-2718
Media Hotline: 1-888-233-3583
E-Mail: cshoop@alleghenyenergy.com	For Investor Relations, Contact:
Gregory L. Fries
General Manager, Investor Relations
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: (301) 665-2713
E-Mail: gfries@alleghenyenergy.com

M. Beth Straka
General Manager, Investor Relations
4350 Northern Pike
Monroeville, PA 15146-2841
Phone: (412) 856-3731
E-Mail: mstraka@alleghenyenergy.com

FOR IMMEDIATE RELEASE

JAY S. PIFER APPOINTED INTERIM PRESIDENT AND
CHIEF EXECUTIVE OFFICER OF ALLEGHENY ENERGY, INC.

James J. Hoecker Appointed Lead Director of Allegheny Energy Board

                     Hagerstown, Md., April 16, 2003 – Allegheny Energy, Inc. (NYSE: AYE) announced today that its Board of Directors has appointed Jay S. Pifer, President of Allegheny Power, the Company’s energy delivery subsidiary, to serve as Interim President and Chief Executive Officer of the Company, effective April 18, 2003. On March 6, 2003, the Company announced that Alan J. Noia had informed the Board of his decision to retire as Chairman, President, and Chief Executive Officer of the Company.

                     The Allegheny Energy Board has also appointed James J. Hoecker, a member of the Company’s Board of Directors and former Chairman of the Federal Energy Regulatory Commission, to serve as Lead Director.

                     According to Mr. Hoecker, “Jay Pifer is a talented executive and a thoughtful leader. Having served Allegheny Energy for four decades, Jay’s understanding of our Company and the energy industry is impressive. The Board and I are grateful that Jay has agreed to share his knowledge and experience in an expanded leadership role as we continue to take the actions necessary to restore the Company’s financial health and refocus our business strategy.”

                     Mr. Hoecker added, “On behalf of the Board, I thank Al for 34 years of dedicated service to our Company. Al has made many positive contributions to Allegheny Energy and the industry over the years. We offer Al and his family the very best wishes for the future.

                     “In finding Al’s successor,” said Mr. Hoecker, “the Board is working closely with a leading executive search firm to identify the best qualified candidate to lead the Company on a permanent basis. We have accelerated this process, but we believe it is also appropriate to ensure continuity in the management of the Company during this transition period.”

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                     Mr. Pifer said, “Allegheny is a company with tremendous strengths. Our dedicated employees ensure that our customers receive the highest levels of service. Our delivery business continues to provide stable cash flow and predictable earnings, and our generation fleet is one of the most competitive in the industry. I am honored to have the opportunity to serve as the Interim President and Chief Executive Officer and am confident that we are taking the right steps to position Allegheny Energy for a stronger future.”

                     Mr. Pifer most recently served as Senior Vice President of Allegheny Energy, Inc., President of Allegheny Power, and as a Director of various Allegheny Energy subsidiaries. Well-known for his many civic and community activities, Mr. Pifer serves on the Advisory Board of the Northeast Region of the Boy Scouts of America. He is also a board member, past President, and recipient of the Silver Beaver Award, Westmoreland-Fayette Council of the Boy Scouts of America; Director, Westmoreland Trust; Director and past Chairman, Pennsylvania Electric Association; and Director, Ohio Electric Utilities Institute.

                     In addition, Mr. Pifer is a member of the Allegheny Conference, the Western Pennsylvania Conservancy, and the Pittsburgh Chamber of Commerce. He has also served on the boards of numerous organizations, including Waynesburg College, the Penn State University Advisory Board, the University of Pittsburgh-Greensburg, the United Way, the Business Roundtables of Pennsylvania and West Virginia, and the West Virginia Education Alliance. A Ridgway, Pa., native, Mr. Pifer is a graduate of Penn State University and Clarion State University. He has received Penn State University’s Outstanding Engineering Alumni Award, the Penn State Alumni Fellow Award—the highest award given by the Alumni Association—and was guest lecturer for the University’s Shoemaker Lecture Series. An ordained Lay Pastor in the United Methodist Church, Mr. Pifer and his wife, Betty, reside in the Greensburg, Pa., area and have three children and four grandchildren.

                     Mr. Hoecker has served on Allegheny Energy’s Board of Directors since July 2001. He is a partner in the law firm of Swidler Berlin Shereff Friedman, LLP. Mr. Hoecker was a member of the Federal Energy Regulatory Commission (FERC), beginning in May 1993. He was named Chairman by President Clinton in June of 1997 and served until January 2001.

                     Born in Rhinelander, Wisconsin, Mr. Hoecker received his Bachelor of Arts degree from Northland College; his Master of Arts and his Doctorate of Philosophy degrees from the University of Kentucky; and his Juris Doctorate degree from the University of Wisconsin Law School. Mr. Hoecker has been a practitioner of energy law for 25 years. He served on the FERC staff, notably as Assistant General Counsel for Gas and Oil Litigation, before leaving for private law practice in the mid-1980s. He is a Trustee of Northland College. A long-time resident of Virginia, he resides in Markham, Va., with his wife, Rebecca. They have two grown children and two grandchildren.

                     With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy to the wholesale markets; and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. More information about the Company is available at www.alleghenyenergy.com.

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                     Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy’s operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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